Exhibit 99.1

Trading in PGRX Common Stock To Move from NASDAQ to OTCQB Market

DENVER, CO, April 3, 2014 — Prospect Global Resources Inc. (“Prospect Global” or the “Company”) has been advised that its common stock will be eligible for trading and quotation on the OTCQB market, under the symbol “PGRX,” effective at the open of the market on Monday, April 7th. The Company has been notified today by The NASDAQ Stock Market LLC that its common stock will be suspended from trading on The NASDAQ Stock Market effective at the open of business on Monday, April 7, 2014 because Prospect Global has not  achieved compliance with a NASDAQ listing rule that requires a minimum market value of listed common stock of $35 million.  The OTCQB market is operated by OTC Markets Group Inc. (OTCQX: OTCM), which operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks. Investors can find current financial disclosure and quotes for the Company at www.otcmarkets.com.  Prospect Global intends to pursue listing on a national exchange upon successful completion of the previously announced extinguishment of its senior secured debt to The Karlsson Group, Inc.

On behalf of the Board of Directors,

Damon G. Barber

President and Chief Executive Officer

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Factors that could cause actual results to differ materially from projections or estimates include, among others, the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form10-K/A for the year ended March 31, 2013. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.:

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.